JOHN R. THOMAS

Direct (503) 294-9448

jrthomas@stoel.com

STOEL

RIVES

LLP

[LOGO]

July 8, 2005

VIA EDGAR

Craig Wilson

Senior Assistant Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Extended Systems Incorporated

Form 10-K for Fiscal Year Ended June 30, 2004

Filed September 29, 2004

File No. 000-23597

Form 10-Q for Fiscal Quarter Ended September 30, 2004

Filed November 15, 2004

File No. 000-23597

Form 10-Q for Fiscal Quarter Ended December 31, 2004

Filed February 14, 2005

File No. 000-23597

Form 10-Q for Fiscal Quarter Ended March 31, 2005

Filed May 16, 2005

File No. 000-23597

Dear Mr. Wilson:

This letter informs you, on behalf of Extended Systems Incorporated (the “Company”), of the Company’s intent to respond by August 15, 2005 to the Staff’s comments to the above-referenced Form 10-K and Forms 10-Q. Please confirm this is acceptable.

Very truly yours,

/s/ John R. Thomas

John R. Thomas

cc:	Ms. Val Heusinkveld
Ms. Michele Winkle
Mr. Stephen Day